Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Names New Director

Mr. James Causey is Prominent Richmond Entrepreneur

RICHMOND, VA. (May 19, 2003) – Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ SmallCap Market: CBTE), a life sciences contract research organization and biotechnology company, today announced that Mr. James D. Causey has been elected to its Board of Directors.

Mr. Causey brings to CBI’s Board extensive business management experience in all aspects of growing small and mid market companies particularly in the special interest publishing arena. Mr. Causey is currently President and CEO of Sabot Publishing Co., Richmond, VA, and has served that capacity since 1999. Prior to founding Sabot Publishing, Mr. Causey served in several leadership roles in publishing companies, prior to Sabot Publishing, as President and CEO of Cadmus Publishing, a division of Cadmus Communications, Inc.

Mr. Causey earned a Bachelor of Science degree in Civil Engineering from the University of Leeds, England and a Masters of Business Administration from the University of Maryland.

“We are extremely pleased that Mr. Causey has accepted our offer to join CBI’s Board of Directors. He is particularly knowledgeable in growing small businesses and has over 20 years top managerial experience, supplemented with an exceptional entrepreneurial spirit,” said Richard J. Freer, Ph.D., Chairman and COO of the company. “We are looking to Mr. Causey to provide insights into the operational aspects of CBI as well as helping to develop strategies to allow for the growth that we expect from CBI. Given his background, we expect him to play a significant role in helping shape the future of the Company,” Freer added.

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities.